November [•], 2019

75302.00023

Brookfield Global Listed Infrastructure Income Fund Inc.

Brookfield Place, 250 Vesey Street

New York, New York 10281-1023

Brookfield Real Assets Income Fund Inc.

Brookfield Place, 250 Vesey Street

New York, New York 10281-1023

Re:	Reorganization of Brookfield Global Listed Infrastructure Income Fund Inc. into Brookfield Real Assets Income Fund Inc.

Ladies and Gentlemen:

We have acted as counsel to Brookfield Real Assets Income Fund Inc., a Maryland corporation (the “Acquiring Fund”), in connection with the reorganization of Brookfield Global Listed Infrastructure Income Fund Inc., a Maryland corporation (the “Acquired Fund”) into the Acquiring Fund, in accordance with an Agreement and Plan of Reorganization (the “Plan”) by and among the Acquiring Fund and the Acquired Fund, and the Form N-14 Registration Statement of the Acquiring Fund (Registration No. 333-•) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission on [•], 2019, relating to the acquisition by the Acquiring Fund of all of the assets of the Acquired Fund, solely in exchange for the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund and the issuance and delivery by the Acquiring Fund of shares of beneficial interest of the Acquiring Fund (“Shares”), which Shares of the Acquiring Fund will thereafter be distributed pro rata by the Acquired Fund to its shareholders in complete liquidation and complete cancellation of its shares, with each shareholder of Acquired Fund being entitled to receive the number of full and fractional Shares that has an aggregate net asset value equal to the aggregate net asset value of the shares of the Acquired Fund held by such shareholder at the Effective Time (the “Reorganization”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Acquired Fund and the Acquiring Fund in connection with the Reorganization. For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

(c)

such other instruments and documents related to the formation, organization and operation of the Acquired Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	certificates of knowledgeable officers of each of the Acquired Fund and the Acquiring Fund related to certain factual matters relevant to the Reorganization and our opinions.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.

That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.

That all representations, warranties and statements made or agreed to by the Acquired Fund and the Acquiring Fund, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including any exhibits or appendices) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that for federal income tax purposes:

The Reorganization as provided in the Plan will constitute a reorganization within the meaning of Section 368(a) of the Code and the Acquired Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

No gain or loss will be recognized by the Acquired Fund upon the transfer of the Assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities or upon the distribution of the Acquiring Fund Shares to the Acquired Fund’s shareholders in exchange for their shares of the Acquired Fund.

No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of the Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities.

The adjusted tax basis of the Assets received by the Acquiring Fund will be the same as the adjusted tax basis of such Assets to the Acquired Fund immediately prior to the Reorganization.

The holding period of the Assets received by the Acquiring Fund will include the holding period of those Assets in the hands of the Acquired Fund immediately prior to the Reorganization.

No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares for the Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to the Reorganization.

Immediately after the Reorganization, the aggregate adjusted tax basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) pursuant to the Reorganization will be the same as the aggregate adjusted tax basis of the Acquired Fund Shares held by the Acquired Fund’s shareholders immediately prior to the Reorganization.

The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares actually or constructively surrendered in exchange therefore, provided that the Acquired Fund Shares were held as a capital asset on the Closing Date.

No opinion will be expressed as to the effect of the Reorganization on (i) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (ii) any Acquired Fund Shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting, (iii) any gain or loss that may be recognized on “section 1256 contracts” as defined in section 1256(b) of the Code as a result of the closing of the tax year of the Acquired Fund, or (iv) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Acquired Fund.

Further, no opinion will be expressed as to the effect of the Reorganization on (i) the taxable year of any shareholder of the Acquired Fund, (ii) the Acquired Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or personal holding company as defined in Section 542 of the Code, or (iii) any shares held as a result of or attributable to compensation for services by any person.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any U.S. federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion does not address any additional tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. This opinion may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Fund and its shareholders, and the Acquired Fund and its shareholders, and not by any other person or entity.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan, or as to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the material terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents our judgment as to the U.S. federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts. No rulings have been sought from the Internal Revenue Service or any other governmental agency in connection with the Reorganization. The conclusions described herein are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated, all of which may be amended, possibly with retroactive effect. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

This opinion has been delivered to you pursuant to paragraph 6.3(d) of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent. This opinion may be disclosed to shareholders of the Acquired Fund and the Acquiring Fund, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any such shareholder.

Very truly yours,